Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
2006 FOURTH QUARTER AND FULL YEAR RESULTS

Oak Brook, Illinois  — February 16, 2007  — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD AND GLDDW) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter and year ended December 31, 2006.

The financial results for the Company are compared with the results for the equivalent periods of GLDD Acquisitions Corporation, which merged with a subsidiary of Aldabra Acquisitions Corporation (“Aldabra”) on December 26, 2006. Following a holding company merger, the surviving company was renamed Great Lakes Dredge & Dock Corporation.  The merger was accounted for as the acquisition of Aldabra and was treated as a recapitalization.  Accordingly, the Company’s core operating activities were not affected by the merger.  Other matters, primarily relating to share and per share data, affecting comparability resulting from the merger with Aldabra are highlighted below.

Revenue for the quarter ended December 31, 2006 was $121.8 million, a 10% increase from the same quarter 2005 revenue of $110.4 million.  Results in the fourth quarter were driven by continued work in the Middle East.  During the fourth quarter, the Company concluded primary operations on its two year project in Bahrain and began initial operations on a new three year land reclamation project, “Diyaar”.  Land reclamation projects involve the creation of land off-shore for the development of housing, recreational, port or other facilities. Throughout the quarter, the Company experienced good utilization of its fleet, both domestically and internationally.  This level of activity, along with a mix of work with higher contract margins, strengthened gross profit margins in the fourth quarter to 15.1%, compared with 14.8% for the same quarter in 2005.  Further improvement in gross profit margins was hampered by 0.9% from self-insured claims reserves the Company recorded during the 2006 quarter.  Operating income was up by more than 14.0% despite an increase in general and administrative expenses resulting from payroll and incentive compensation. Interest expense of $5.6 million, excluding a $1.4 million write-off of deferred financing fees, was relatively unchanged from last year.  EBITDA for the quarter was up by 9.6% to $15.6 million from $14.2 million in the previous year.

Net income of $1.7 million in the fourth quarter was down versus last year due to an increase in tax expense of $0.2 million.  Prior to the Aldabra transaction, GLDD Acquisitions Corp. had shares of preferred stock outstanding on which dividends were accrued semiannually.  In connection with the mergers, those shares were exchanged for common stock of the Company.  Net loss available to common stockholders, after accruing $2.0 million of preferred stock dividends, was $0.3 million.

With the funds received in connection with the Aldabra merger, the Company paid down its senior bank term debt of just over $50 million.  As a result, the Company incurred a non cash write off of $1.4 million in deferred financing fees.   The Company’s $175 million of 7¾% Senior Subordinated Notes due 2013 remain outstanding.  This merger has allowed the Company to delever, which will allow more flexibility in pursuing various opportunities in 2007 and beyond.  At December 31, 2006, the Company had total debt of $194.7 million, of which $2.0 million was current, total cash and equivalents of $3.6 million, and outstanding performance letters of credit totaling $39.3 million.  The Company also had no revolver borrowings outstanding and was in compliance with all the financial covenants in its senior credit agreements and surety agreement.

Revenues for the year ended December 31, 2006 were $426.0 million, up slightly from 2005 revenues of $423.4 million.    While fleet utilization between years was similar, the increase in gross margin to 13.4% from 12.1% a year ago was a result of the improvement in both domestic and foreign project margins despite the negative impact of the increases in the Company’s self-insured claims reserves recorded during the year.  Operating income of $25.6 million more than doubled year-to-year due in large part to a non-cash write down of $5.7 million for the impairment of goodwill and intangible assets related to the demolition segment recognized during the third quarter of 2005.  Despite a $2.3 million increase in tax expense from a year ago, net loss available to common stockholders for the 2006 fiscal year was $6.0 million, or $0.61 per diluted share, compared with a net loss available to common stockholders of $14.6 million for 2005.  Net losses available to common stockholders in both 2006 and 2005 included $8.2 million and $7.7 million, respectively, of accrued dividends on the Company’s preferred stock. This preferred stock was exchanged in the merger and is no longer outstanding.  EBITDA for 2006 grew by approximately 33% to $52.6 million from $39.4 million last year, which included the $5.7 million impairment write down noted above.

Throughout 2006, the Company experienced good utilization of its dredging fleet and improvement in contract margins from both domestic and international work.  Although the 2006 domestic bid market produced over $700 million of contract awards, it continued to be negatively impacted by funding issues at the Army Corps of Engineers (“the Corps”).  Fortunately, state and local authorities have been developing funding sources for beach work to protect vital tourism and beachfront property investments.  In addition, the developing market for new Liquefied Natural Gas (“LNG”) terminals has recently produced privately funded demand for dredging work. Both situations have filled the void in the domestic market caused by the Corps’ funding difficulties.   In addition, during 2006, the Company expanded its presence in the Middle East by repositioning more vessels overseas and negotiating and signing two further projects in Bahrain for a combined value in excess of $50 million.

Bidding activity in the fourth quarter of 2006 produced $151.3 million of contract awards, which resulted in a 2006 annual bid market of $714.0 million.  The Company won approximately a 26% share of the fourth quarter bid market bringing its 2006 domestic market share to nearly 36%.  Given the Company’s bidding success in the fourth quarter and the addition of the contracts in Bahrain, dredging backlog at December 31, 2006 totaled $352.6 million, which compares with $260.8 million at December 31, 2005.  The Company’s December 31, 2006 recorded backlog does not reflect approximately $186 million of low bids pending award and additional phases (“options”) pending on projects currently in backlog, including approximately $156 million for the second phase of the Diyaar land reclamation contract.  Demolition services backlog was $16.6 million, compared with $17.4 million at December 31, 2005.

Douglas B. Mackie, President and Chief Executive Officer, said, “As the Company re-enters the public equity market, I am very pleased with Great Lakes’ fourth quarter which has capped off a very successful operating year.  Our continuing ability to win favorable contracts and to maintain high utilization rates for our equipment have contributed to a strong financial performance.

In addition, the Aldabra transaction, by virtue of being able to reduce our financial leverage, will benefit us in many respects which include providing the financial flexibility to pursue our international initiatives.

As we look forward, we are very encouraged about the opportunities presented by this enhanced competitive position in the international arena; coupled with the developing LNG market domestically, we believe we can maintain our healthy utilization rates for the foreseeable future.”

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.  (For further explanation, please consult the Company’s SEC filings.)

The Company will conduct a quarterly conference call, which will be held on Friday, February 16 at 10:00 a.m. C.S.T.  The call in number is 800-361-0912.  The call can also be heard on our website, www.gldd.com under Events and Presentations on the investor relations page. The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 4183191.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 116-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Great Lakes Dredge and Dock Corporation
Consolidated Statement of Earnings
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenues	$121,795	$110,360	$425,980	$423,399

Gross profit	18,336	16,319	56,989	51,353

General and administrative	(9,765)	(8,092)	(30,457)	(29,322)
Amortization of intangible assets	(66)	(203)	(311)	(786)
Impairment of intangible assets	—	—	—	(5,718)
Subpoena-related expenses	(9)	(596)	(608)	(2,865)

Operating income	8,496	7,428	25,613	12,662

Other income (expense)
Interest expense- net	(7,003)	(5,750)	(24,343)	(23,055)
Equity earnings in joint ventures	766	654	2,041	2,328
Minority Interest	5	(67)	(155)	(251)

Income (loss) before income taxes	2,264	2,265	3,156	(8,316)

Income taxes	(553)	(314)	(971)	1,364

Net income (loss)	$1,711	$1,951	$2,185	$(6,952)

Redeemable preferred stock dividends[1]	(2,022)	(1,976)	(8,198)	(7,693)
Net loss available to common stockholders	$(311)	$(25)	$(6,013)	$(14,645)

BASIC AND DILUTED
Earnings (loss) per share	$(0.03)	$(0.00)	$(0.61)	$(1.58)
Basic and diluted weighted average shares	11,256	9,288	9,780	9,288

(1)                                  The company accrued dividends on its redeemable preferred stock in the years presented. This reduced the net income available to stockholders. The preferred stock and all accrued dividends were exchanged for common stock in connection with the merger

Great Lakes Dredge and Dock Corporation
Supplementary Financial Information
(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net income (loss)	$1,711	$1,951	$2,185	$(6,952)
Adjusted for:
Interest expense, net	7,003	5,750	24,343	23,055
Income tax expense (benefit)	553	314	971	(1,364)
Depreciation and amortization	6,313	6,201	25,081	24,680

EBITDA	$15,580	$14,216	$52,580	$39,419

Net cash flows from operating activities	$12,889	$1,648	$35,561	$10,280